Exhibit 99.1

Critical Therapeutics, Inc. Reports Financial Results for the Quarter and Six Months Ended June 30, 2004

    LEXINGTON, Mass.--(BUSINESS WIRE)--Aug. 4, 2004--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company engaged in the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported financial results for the quarter and six months ended June 30, 2004.
    For the quarter ended June 30, 2004, Critical Therapeutics reported a net loss available to common stockholders of $8.0 million, or $0.81 per common share, on revenue of $781,000 related to the Company's collaboration agreement with MedImmune, Inc. This compares with a net loss available to common stockholders of $4.0 million, or $6.78 per common share, for the second quarter of 2003. On May 27, 2004, the Company completed its initial public offering (IPO) of common stock, which generated gross proceeds of approximately $42.8 million including the partial exercise of the underwriters' over-allotment option. In connection with the offering, all outstanding preferred stock was automatically converted to common stock.
    Total operating expenses for the second quarter of 2004 were $8.0 million compared with $3.6 million for the second quarter of 2003. The increase was primarily driven by $5.0 million of research and development costs during the second quarter of 2004 related to the Company's pipeline of drug candidates including all formulations of zileuton, which the Company licensed in late 2003 and early 2004, and approximately $719,000 of expenses related to the relocation of the Company's headquarters in April 2004. These expenses were offset by an adjustment totaling approximately $706,000 to re-measure stock-based compensation to non-employees resulting from a reduction in the estimated fair value of the Company's common stock during the quarter.
    The net loss available to common stockholders for the six months ended June 30, 2004 was $15.5 million, or $2.81 per share, on collaboration revenue of $1.6 million. This compares with a net loss available to common stockholders of $7.3 million, or $13.05 per share, with no revenue reported for the first six months of 2003. Results for the six months ended June 30, 2004 include operating expenses of $15.2 million compared with $6.5 million for the corresponding period in 2003, an increase of 135%. Non-cash stock compensation expense amounted to $1.8 million in the first six months of 2004 compared to $1.7 million in the first six months of 2003. Stock compensation expense includes both employee and non-employee stock options and restricted stock grants made prior to the IPO.
    As of June 30, 2004, Critical Therapeutics had $92.2 million in cash, cash equivalents and short-term investments, compared with $40.1 million at December 31, 2003. There were 24.0 million common shares outstanding as of June 30, 2004.
    Net cash expenditures for the remainder of 2004 are expected to be between $14 million and $18 million. These expenditures will be focused on building the Company's research and development team in support of anticipated milestones and increasing sales and marketing expenditures compared with 2003 to prepare the Company for its launch of Zyflo(R) Filmtab(R) in mid-2005. This net cash outlay will differ from the actual operating expenses in future quarters due to certain non-cash items such as the effect of stock-based compensation expense.

    The development status and milestones for each of the Company's product candidates are as follows:

    -- Zyflo(R) Filmtab(R), the tablet formulation of zileuton - Zyflo(R) Filmtab(R) is approved for marketing by the U.S. Food and Drug Administration (FDA). The Company is currently transferring technology to third-party manufacturers. Following successful scale-up and stability testing, a supplemental New Drug Application (NDA) will be submitted for the new manufacturing sites. Commercial launch of the product for the asthma market is planned for mid-2005. In addition, the Company has development efforts underway for additional indications including chronic obstructive pulmonary disease
        (COPD) and acne.

    -- Zileuton, controlled-release formulation (Phase III) - Two pivotal Phase III clinical trials have been previously completed. Following technology transfer of manufacturing and formulation, a bioequivalence study in healthy volunteers is planned comparing the Company's controlled-release formulation to Zyflo(R) Filmtab(R). The Company plans to submit an NDA in late 2005 for this twice-daily formulation.

    -- Zileuton, intravenous (IV) formulation (Research) - Evaluation of several drug-delivery technologies is ongoing to develop an IV formulation designed to treat acute exacerbations of asthma, for which there are over two million hospital visits per year. A Phase I clinical trial is planned for 2005.

    -- CTI-01 (Phase I) - The Company recently initiated its second Phase I trial in 60 healthy subjects following submission of an IND to the FDA in June 2004. A Phase II trial of the anti-inflammatory drug candidate is planned for the end of 2004 in patients who are at high risk for post-surgical complications following cardiopulmonary bypass.

    -- HMGB1 Program (Pre-clinical) - In collaboration with development partner MedImmune, Inc., the joint development team has begun pre-clinical testing of fully human antibodies targeting HMGB1, a newly discovered cytokine identified as a potential late mediator of inflammation-induced tissue damage. Joint development efforts are focused on both chronic and acute indications in parallel. A clinical candidate is expected to be identified in early 2005.

    -- Cholinergic Anti-inflammatory Program (Research) - The Company is in late-stage discussions with an academic center to in-license intellectual property, including composition of matter, for a family of known agonists targeting the nicotinic a-7 cholinergic receptor on the macrophage cell. This receptor has recently been shown to be integral in inhibiting the release of cytokines implicated in a range of severe acute inflammatory diseases that can result in multi-organ failure, and in chronic conditions such as rheumatoid arthritis. Execution of this agreement should accelerate development timelines in order to select a small molecule clinical candidate as early as 2005.

    Conference Call Information

    Critical Therapeutics will hold a conference call for investors to discuss the Company's second quarter financial results, strategy and upcoming milestones. Investors and other interested parties can access the call as follows:



Date:               Wednesday, August 4, 2004
Time:               5:00 p.m. ET
Dial-in:            (800) 361-0912 (domestic)
                    (913) 981-5559 (international)

Webcast:            www.criticaltherapeutics.com


    A replay of the conference call will be available from approximately 8:00 p.m. ET August 4, 2004 until midnight ET August 10, 2004. To hear the replay, dial (888) 203-1112 from the U.S. and Canada and (719) 457-0820 from other locations. The replay passcode is 712265. To access the replay via webcast, visit www.criticaltherapeutics.com, click on "Investors" and then on "Webcasts & Presentations."

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company is developing a sales and marketing infrastructure in connection with its in-licensed product, Zyflo(R) Filmtab(R), a tablet formulation of zileuton. Critical Therapeutics is also developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.criticaltherapeutics.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for the Company are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will," "may" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the results of clinical trials with respect to the Company's products under development; the timing and success of submission, acceptance and approval of regulatory filings; the Company's heavy dependence on the commercial success of Zyflo(R) Filmtab(R) and the controlled-release formulation of zileuton; the Company's ability to obtain additional funding required to conduct its research, development and commercialization programs; the Company's dependence on its strategic collaboration with MedImmune, Inc.; and the Company's failure to obtain, maintain and enforce patent and other intellectual property protection for its discoveries. These and other risks are described in great detail in the "Risk Factors" section of the final prospectus relating to the Company's initial public offering filed with the Securities and Exchange Commission on May 27, 2004 and other filings that the Company periodically makes with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, the Company's actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this press release represent the Company's views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements publicly at some point in the future, the Company specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.



             CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                               Three Months Ended    Six Months Ended
 in thousands except share and        June 30,           June 30,
  per share data                    2004     2003       2004     2003
----------------------------------------------------------------------

 Revenue under collaboration
  agreement                         $781       $0     $1,586       $0
 Operating expenses:
   Research and development        5,027    2,796     10,640    4,993
   General and administrative      2,924      789      4,585    1,472
    Total operating expenses       7,951    3,585     15,225    6,465
 Operating loss                   (7,170)  (3,585)   (13,639)  (6,465)
 Other income, net                   225       13        308       35
 Loss before income taxes         (6,945)  (3,572)   (13,331)  (6,430)
 Provision for income taxes            0        0          0        0
 Net loss                         (6,945)  (3,572)   (13,331)  (6,430)
 Accretion of dividends and
  offering costs
   on preferred stock             (1,049)    (426)    (2,209)    (847)
 Net loss available to common
  stockholders                   ($7,994) ($3,998)  ($15,540) ($7,277)
----------------------------------------------------------------------

 Net loss per share available
  to common stockholders          ($0.81)  ($6.78)    ($2.81) ($13.05)
----------------------------------------------------------------------
 Basic and diluted weighted-
  average common shares
  outstanding                  9,829,702  589,921  5,524,352  557,638
----------------------------------------------------------------------



              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
                                                        June December
                                                         30,      31,
 in thousands                                           2004     2003
----------------------------------------------------------------------
 Assets:
 Current assets:
  Cash and cash equivalents                          $62,689  $40,078
  Amount due under collaboration agreement             1,032    2,500
  Short-term investments                              29,560        0
  Prepaid expenses and other                           1,413      430
   Total current assets                               94,694   43,008
 Fixed assets, net                                     2,009    1,556
 Other assets                                            380      490
 Total assets                                        $97,083  $45,054
----------------------------------------------------------------------

 Liabilities and Stockholders' Equity:
 Current liabilities:
  Current portion of long-term debt                     $543     $552
  Accounts payable                                     1,098      323
  Accrued license fees                                     0    4,460
  Accrued expenses                                     2,683      977
  Revenue deferred under collaboration agreement      10,924   11,478
   Total current liabilities                          15,248   17,790
 Long-term debt, less current portion                    458      720
 Redeemable convertible preferred stock                    0   51,395
 Stockholders' equity (deficit):
  Common stock                                            24        2
  Additional paid-in capital                         129,815   11,156
  Deferred stock compensation                         (7,321)  (8,536)
  Due from stockholders                                    0      (40)
  Accumulated deficit                                (40,764) (27,433)
  Unrealized loss on investments                        (377)       0
   Total stockholders' equity (deficit)               81,377  (24,851)
 Total liabilities and stockholders' equity (deficit)$97,083  $45,054
----------------------------------------------------------------------

    CONTACT: Critical Therapeutics, Inc.
             Frank Thomas, 781-402-5700
             fthomas@criticaltherapeutics.com
                 or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             ssolomon@investorrelations.com